================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ___________________
                         Nobel Education Dynamics, Inc.
               (Exact name of issuer as specified in its charter)

           Delaware                                      22-2465204
(State or other jurisdiction of             (IRS Employee Identification Number)
incorporation or organization)

                         Rose Tree Corporate Center II
                     1400 North Providence Road, Suite 3055
                                Media, PA  19063
                                 (610) 891-8200
  (Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)
                             _____________________
                                Mr. A. J. Clegg
                         Nobel Education Dynamics, Inc.
                         Rose Tree Corporate Center II
                     1400 North Providence Road, Suite 3055
                                Media, PA  19063
                                 (610) 891-8200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             _____________________
                        copies of all communications to:

         Barry S. Swirsky, Esq.                    Robert Strouse, Esq.
     Nobel Education Dynamics, Inc.               Drinker Biddle & Reath
     Rose Tree Corporate Center II                      Suite 300
 1400 North Providence Road, Suite 3055            1000 Westlakes Drive
            Media, PA  19063                      Berwyn, PA  19312-2409
             (610) 891-8200                           (610) 993-2200

                             _____________________
  Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Stockholders shall determine.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
Title of each class of securities to       Amount to be        Proposed        Proposed maximum        Amount of
            be registered                   registered     maximum offering   aggregate offering    registration fee
                                                           price per share*         price*
- -----------------------------------------------------------------------------------------------------------------------
  Common stock par value $.001            408,692 shares        $16.375         $6,692,331.50          $2,307.70
=======================================================================================================================

* Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on May 13, 1995, as reported on The Nasdaq SmallCap Market.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED MAY 15, 1996

PRELIMINARY PROSPECTUS

                        Nobel Education Dynamics, Inc.

                        408,692 Shares of Common Stock
                             ____________________

     This Prospectus relates to up to 408,692 shares ("Shares") of common stock, par value $.001 per share ("Common Stock") of Nobel Education Dynamics, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders").

     Each of the Selling Stockholders has advised the Company that such Selling Stockholder expects to offer Shares owned by such Selling Stockholder through brokers and dealers to be selected by such Selling Stockholder from time to time. Each Selling Stockholder has agreed that all sales of Shares will be effected only in "brokers' transactions" or in transactions directly with a "market maker," as defined in paragraphs (f) and (g) of Rule 144 under the Securities Act of 1933, as amended (collectively, "Brokers' Transactions"). Such brokers and dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they sell as principal, or both. Each Selling Stockholder may also transfer Shares owned by gift and upon any such transfer the donee would have the same rights of sale as such Selling Stockholder under this Prospectus. The Selling Stockholders and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensation paid to such persons, and any profit on the resale of Shares as principal, may be regarded as underwriters' compensation.

     The Shares are traded on The Nasdaq SmallCap Market. The average of the high and low prices of the Shares as reported on The Nasdaq SmallCap Market on
         , 1996 was $         per share.

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear substantially all expenses (other than underwriting discounts and commissions or brokerage commissions and a portion of the expenses relating to the qualification of the Shares under state securities laws) incurred in connection with registrations, filings or qualifications of the Shares being offered by the Selling Stockholders.

     Certain other stockholders of the Company who beneficially own an aggregate of 600,000 shares of Common Stock (all of which shares are issuable upon conversion of the Company's Series D Preferred Stock or exercise of warrants or options) may offer from time to time shares of Common Stock pursuant to a separate prospectus, which is part of a registration statement filed by the Company simultaneously with the registration statement of which this Prospectus in a part.

                             ____________________

     See "Risk Factors" for a discussion of certain matters to be considered by potential investors.

                             ____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS OFFERING HAS BEEN QUALIFIED UNDER THE SECURITIES LAWS OF A LIMITED NUMBER OF STATES, AND THE SHARES OFFERED HEREBY MAY BE SOLD ONLY IN THOSE STATES. SUCH QUALIFICATIONS, HOWEVER, DO NOT CONSTITUTE AN ENDORSEMENT OR APPROVAL BY ANY PARTICULAR STATE SECURITIES COMMISSION OF ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING. NO STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR COMPLETENESS OF THIS PROSPECTUS.

The Date of this Prospectus is             , 1996

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports, proxy statements, and other information filed by the Company are available for inspection and copying at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Room 1028, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278 and Room 3190, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth St., N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     2. The Company's Current Report on Form 8-K filed on February 16, 1996 (reporting certain acquisition transactions of the Registrant) as amended by Form 8-K(A) on April 16, 1996.

     3. The Company's Current Report on Form 8-K/A filed on September 11, 1995 (reporting an acquisition transaction of the Registrant), as amended by Forms 8-K(A) on November 15, 1995 and May 15, 1996.

     4. The Company's Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1995.

     5. The Company's Report on Form 10-C filed on March 15, 1996.

     6. The Form 8-A of the Company filed on August 30, 1988 (registering the Registrant's Common Stock and containing a description thereof).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated herein by reference.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Nobel Education Dynamics, Inc., Rose Tree Corporate Center II, 1400 North Providence Road, Media, PA 19063, telephone number (610) 891-8200, Attention: Yvonne DeAngelo, Vice President - Finance and Administration.

     This Prospectus constitutes a part of a Registration Statement which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to the Company and the securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                 RISK FACTORS

     Prospective purchases of the Shares offered hereby should carefully consider among other matters discussed herein the following:

     1. Dependence on Management. The continued growth of the Company is dependent on skilled management in the key positions. The loss of A.J. Clegg, the Company's Chairman and Chief Executive Officer could have a material adverse effect on the Company. The continued service of Mr. Clegg in his present position is a condition to the Company's loan agreement with First Valley Bank.

     2. The Chesterbrook Academy Concept. The Company has converted six existing Rocking Horse centers to the Chesterbrook Academy name and curriculum-based format and opened three new schools under the Chesterbrook Academy name and format. Management is continuously monitoring the performance of these schools. Although initial enrollment results have been positive, it is too early to determine the degree of market acceptance of the Chesterbrook Academy concept. The Company's success is substantially dependent on prompt market acceptance of the Chesterbrook Academy concept.

     3. School Level Staffing and Compensation. The success of the Company is dependent on its ability to attract and maintain quality staff at its schools at reasonable compensation levels. Compensation costs historically have exceeded 40% of the Company's revenues and the profitability of the Company depends upon its ability to successfully manage such costs. There are substantial market pressures on such costs, particularly at the lower end of the pay scales. Any significant increase in the minimum wage could materially impact compensation costs if it created upward pressure at the wage levels paid by the Company. The Company is currently reviewing benefits packages, granting stock options to school principals, and providing training and opportunity for career advancement to its employees, all in an effort to obtain and retain quality staffing.

     4. Growth Through Acquisition. A substantial portion of the Company's recent growth has been through acquisitions. The Company's success is dependent upon its ability to integrate effectively and rapidly its recently-acquired facilities into its system of preschools, primary schools and middle schools, and to impose its quality and financial controls on these facilities.

     5. Claims and Insurance Coverage. The Company currently operates 108 facilities with over 13,000 enrolled pupils. It is thus subject to claims for accidents which occur on the premises. In addition, there are claims which can arise against the Company which are inherent in education and child care, such as claims of child abuse. The Company believes that its present general liability insurance coverage is adequate, and it recently obtained substantial coverage for any claim which might be made for child abuse. However, there is no assurance that such insurance coverage will continue to be available and at economic rates. In addition to monetary costs, a single claim of sexual abuse of a pupil -- whether or not having foundation -- could have a materially adverse effect on the reputation, revenues and profitability of the Company.

     6. Future Issuances and Sales of the Company's Common Stock. The Company has 5,697,390 shares of its Common Stock issued and outstanding on the date hereof. In addition, 377,144 shares of Common Stock are issuable upon conversion of the Company's Series A Preferred Stock, 625,000 shares of Common Stock are issuable upon conversion of the Company's Series C Preferred Stock, 265,958 shares of Common Stock are issuable upon the conversion of the Company's Series D Preferred Stock, and an aggregate of approximately 709,000 shares of Common Stock are issuable upon the exercise of warrants, and approximately 200,000 shares of Common Stock are issuable upon the exercise of currently exercisable stock options. Virtually all of the aforesaid obligations to issue shares have antidilution protection provisions which could result in more shares being issued without additional consideration. The conversion prices on the shares of Common Stock issuable upon the conversion of Preferred Stock and the exercise prices of the warrants and options are all below, and most are substantially below, the current market price of the Company's Common Stock.

     In addition to the shares of Common Stock offered by the Selling Stockholder, the Company is also obligated to attempt to register for public sale an aggregate of approximately 3,000,000 shares of Common Stock previously issued in prior acquisition and/or financing transactions (including shares issuable upon conversion of Preferred Stock and exercise of warrants) and may become obligated to attempt to register additional shares in the future. The existence of these shares as eligible for public resale, as well as actual sales thereof, could have an adverse effect on the prevailing market price for the Company's Common Stock.

     7. Intangible Assets. At March 31, 1996, the Company's balance sheet reflected $22,107,996 in intangible assets arising from the excess of acquisition consideration paid by the Company in various transactions over the fair market value of the net tangible assets acquired. At March 31, 1996, this account constituted 37% of the carrying value of all of the assets of the Company and, on that date, exceeded the consolidated equity accounts of the Company. The Company currently amortizes these amounts over forty years. In the event the performance of acquired assets were to deteriorate, the Company might have to accelerate the amortization of, or fully expense, the intangibles associated with such assets. Thus, any such deterioration could have a adverse impact on the Company's reported earnings beyond that represented directly by deterioration in performance.

     8. Leverage. After consummation of the Offering, the Company's consolidated equity accounts will exceed the Company's consolidated long-term indebtedness (including the current portion thereof). Nonetheless, the Company's consolidated indebtedness on the date of this Memorandum is approximately $24,000,000. The degree to which the Company is leveraged could have important consequences to holders of the Shares, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) the Company must allocate a portion of its cash flow from operations to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) certain of the Company's borrowings will be at variable rates of interest, which will cause the Company to be vulnerable to increases in interest rates; and (iv) the terms of such indebtedness include numerous financial and other restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could cause such indebtedness (and, by reason of cross-default or cross-acceleration provisions, certain other indebtedness) to be declared immediately due and payable.

     9. Government Regulation. The Company's business is subject to a variety of state and local regulations and licensing requirements. Failure to comply with applicable regulations and licensing requirements could have a material adverse effect on the Company. Additional regulation or changes in existing regulation might impose additional compliance costs on the Company, the precise impact of which cannot be predicted.

                                  THE COMPANY

     Nobel Education Dynamics, Inc.'s business mission is to be the leader in the United States in providing affordable private education from preschool through eighth grade for the children of middle-income working families. The Company's operations include preschools, child care centers, elementary schools and middle schools (through eighth grade) throughout the United States. To attain its objectives, Nobel intends to build on its experience and expertise both in education and child care. As an "education company", the Company's strategy is to offer practical solutions to a segment of the education problem in the United States.

     In California, Nobel operates Merryhill Country Schools. Merryhill is a fully accredited private school system which consists of 31 preschools, elementary schools and middle schools. In July 1995, Merryhill received full seven-year accreditation of all its preschool and schools from the National Independent Private Schools Association (NIPSA).

     In the Eastern and Midwestern United States, the Company operates 19 curriculum-based preschools and elementary schools, both under the name "Chesterbrook Academy" and through its Educo, Inc. subsidiary (acquired in August 1995). The Company also operates fifty-six child care centers, most, if not all, of which it intends to convert to curriculum-based preschools/schools by the end of 1997. Eastern and Midwestern locations include Pennsylvania, New Jersey, Virginia, Maryland, North Carolina, South Carolina, Illinois, Indiana, Delaware and Maine

     Conversions to preschools/schools will include the adoption of the highly regarded and accredited education curriculums of Nobel's other schools, with an upgrading of the educationally oriented teaching materials and technology, including computer labs. Immediately following conversion, a Chesterbrook Academy school will offer grade levels through kindergarten or first grade. One or more grades are then planned to be added in subsequent years, space permitting, through eighth grade.

     In September 1995, the Company opened the first Chesterbrook Academy schools, including three new schools and six conversions.

     Management is currently pursuing a three-pronged strategy to take advantage of the significant growth opportunities in the private education market. First, the Company is strengthening its existing campuses by applying the strengths of the curriculum-based programs of its school systems to its child care centers through conversions to the Chesterbrook Academy format. Second, the Company is pursuing expansion in both existing and new markets by opening or acquiring additional preschools and schools. Finally, the Company is geographically clustering its preschools to (i) increase market awareness, (ii) provide a lower risk method for expansion into elementary and middle schools by providing a feeder population and (iii) gain operating effectiveness in both management and costs.

     Nobel targets its schools and preschools to meet the needs of middle-income working parents. Most of Nobel's schools, preschools and child care centers are open from 6:30 a.m. to 6:00 p.m., allowing early drop-off and late pick-up. In most locations, programs are available for children starting at six weeks of age. For basically the same price as standard child care, parents can leave children of various ages at one Nobel school knowing they will receive a quality education during the greater part of the day and be engaged in well-supervised activities the remainder.

     To complement its educational and child care programs, the Company also operates (i) before and after school programs and (ii) summer camps (both sports and educational) at its various school facilities. Nobel also seeks to add other services and products which will add ancillary income and improve overall operating margins.

     The Company has its principal place of business at Rose Tree Corporate Center II, 1400 North Providence Road, Media, Pennsylvania, telephone number
(610) 891-8200.

                             SELLING STOCKHOLDERS

     All of the shares offered hereby are owned by the Selling Stockholders listed below.

     The Company issued the Shares beneficially owned by George August, Muriel Berger, Shirley F. Cohen, Maurice Greenman, Richard V. McCool, Murray Paul, Stuart L. Sussman and Glenn E. Thompson, Jr. in connection with its acquisition of all the common stock of Educo, Inc. In connection with such acquisition, the Company entered into a ten-year consulting and non-competition agreement with Richard V. McCool. The Company issued the Shares beneficially owned by Linda N. Nash and Stephen P. Nash in connection with its acquisition of the assets of Loudoun Children's Center, Inc. In connection with such acquisition, the Company entered into a one-year consulting agreement with Linda Nash. The Company issued the Shares issuable to Wall Street Consultants, Inc. in connection with the performance by its affiliate, Wall Street Group, Inc., of certain consulting services for the Company. Other than as aforesaid, none of the Selling Stockholders has a material relationship with the Company.

     All of the Selling Stockholders have agreed to certain limitations on the number of shares of Common Stock to be sold by such Selling Stockholders over a 30-day or calendar month period. See "Plan of Distribution."

     Certain other stockholders of the Company who beneficially own an aggregate of 600,000 shares of Common Stock (all of which shares are issuable upon conversion of the Company's Series D Preferred Stock or exercise of warrants or options) may offer from time to time shares of Common Stock pursuant to a separate prospectus, which is part of a registration statement filed by the Company simultaneously with the registration statement of which this Prospectus in a part.


                                                                                      Shares Owned
                             Shares of Common Stock                                   After Offering
Name of Selling              Beneficially Owned by Selling         Shares             Assuming All
Stockholder (1)              Stockholder Prior to Offering (2)     Offered Hereby     Shares are Sold
- ------------------------------------------------------------------------------------------------------
George August                             12,500                             12,500                 0

Muriel Berger                              9,375                              9,375                 0

Shirley F. Cohen                         165,625                            165,625                 0

Maurice Greenman                          15,625                             15,625                 0

Richard V. McCool                         15,625                             15,625                 0

Murray Paul                               31,250                             31,250                 0

Stuart L. Sussman                         31,250                             31,250                 0

Glenn E. Thompson, Jr.                    31,250                             31,250                 0

Linda N. Nash and Stephen                 96,192                             96,192                 0
P. Nash, as tenants in
common

Total                                    408,692                            408,692                 0

     (1) Share certificates for shares held by George August, Muriel Berger, Shirley F. Cohen, Maurice Greenman, Richard V. McCool, Murray Paul, Stuart L. Sussman and Glenn E. Thompson, Jr. for 1,250; 937; 16,562; 1,562; 1,562; 3,125; 3,125; 3,125; 25,000 and 96,192 shares, respectively, are held by the Company as escrow agent and pledgee to secure certain contingent obligations of such persons under the agreement relating to the purchase of Educo, Inc. These shares may not be sold until the conditions to release of such Shares have been satisfied. All remaining shares beneficially owned by such persons are held of record on behalf of such Selling Stockholders by Glenn E. Thompson, Jr. and Stuart L. Sussman, as escrow agents, pursuant to arrangements intended to assure compliance with the limits on the number of shares of Common Stock which may be transferred by them in any calendar month period, as described under "Plan of Distribution."

     (2) All amounts represent less than 1% of the issued and outstanding shares of common stock.

                             PLAN OF DISTRIBUTION

     Each of the Selling Stockholders has advised the Company that such Selling Stockholder expects to offer Shares owned by such Selling Stockholder through brokers and dealers to be selected by such Selling Stockholder from time to time. Each Selling Stockholder has agreed that all sales of Shares will be effected only in "brokers' transactions" or in transactions directly with a "market maker," as defined in paragraphs (f) and (g) of Rule 144 under the 1933 Act. Such brokers and dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they sell as principal, or both. Each Selling Stockholder may also transfer Shares owned by gift and upon any such transfer the donee would have the same rights of sale as such Selling Stockholder under this Prospectus. The Selling Stockholders and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the 1933 Act, and the commissions or discounts and other compensation paid to such persons, and any profit on the resale of Shares as principal, may be regarded as underwriters' compensation.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1995 and 1994 of the company and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined balance sheets as of December 31, 1995 and 1994 of Schools Out, Inc. and Affiliates and the combined statements of income, stockholder's equity and cash flows for the years then ended, incorporated by reference in this Prospectus from the Company's Form 8-K(A), filed April 16, 1996, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets as of August 31, 1995 and 1994 of Educo Incorporated and the consolidated statements of income, stockholders' equity and cash flows for the years then ended, incorporated by reference in this Prospectus from the Company's Form 8-K(A), filed May 15, 1996, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Drinker Biddle & Reath. Morgan R. Jones, a director of the Company, is a partner of Drinker Biddle & Reath. Mr. Jones holds of record 8,100 shares of the Company's Common Stock.

================================================================================


No dealer, salesman or any other person is authorized by the Company to give any information or to make any representation other than as contained in this Prospectus in connection with any offering made hereby. Any information or representation not contained herein, if given or made, must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.



                          ___________________________



                               TABLE OF CONTENTS

Available Information...............................................  2
Incorporation of Certain
Information by Reference............................................  2
Risk Factors........................................................  3
The Company.........................................................  5
Selling Stockholders................................................  6
Plan of Distribution................................................  7
Experts.............................................................  7
Legal Matters.......................................................  7


================================================================================

================================================================================



                                Nobel Education
                                 Dynamics, Inc.



                               408,692 Shares of
                                  Common Stock



                            ------------------------


                                   PROSPECTUS

                           -------------------------



                                     , 1996


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14. Other Expenses of Issuance and Distribution.

     The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:


          Registration Fee                                        $2,308

          State securities fees

          Accountant's Fees                                       $2,500

          Legal Fees                                                 500

          Miscellaneous
          -------------

          Total                                                   $

Item 15.  Indemnification of Directors and Officers.


     Section 145 of the Delaware General Corporation Law, Del. Code Ann. tit. 8, sec. 145 (1991), permits indemnification of officers and directors in certain circumstances.

     Article 4, Section 4.01 of the Registrant's Bylaws provides that any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving while a director or officer of the Registrant at the request of the Registrant as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Registrant against expenses (including attorney's fees), judgements, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law.

     Article 4, Section 4.04 states that the indemnification and advancement of expenses provided by Article 4 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

     The directors and officers of the Company are entitled to indemnification by each Selling Stockholder against any losses, claims, damages, liabilities or expenses to the extent it arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to the Company by such Selling Stockholder.

Item 16. List of Exhibits.

     The Exhibits to this registration statement are listed in the index to Exhibits on page II-5.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Media, Pennsylvania on May 15, 1996.

                                       NOBEL EDUCATION DYNAMICS, INC.


                                       By:   /s/ A. J. Clegg
                                          --------------------------------------
                                          A.J. Clegg
                                          Chairman of the Board of Directors,
                                           President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints A.J. Clegg and John R. Frock and each of them, such person's true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature         Title                                   Date
          ---------         -----                                   ----


/s/ A. J. Clegg             Chairman of the Board                   May 15, 1996
- -------------------------   of Directors, President and Chief
A. J. Clegg                 Executive Officer


/s/ Richard Altus           Executive Vice President;               May 15, 1996
- -------------------------   Principal Financial Officer
Richard Altus


/s/ Yvonne DeAngelo         Vice President - Finance and            May 15, 1996
- -------------------------   Administration and Secretary;
Yvonne DeAngelo             Principal Accounting Officer

/s/ Edward H. Chambers      Director                                May 15, 1996
- --------------------------
Edward H. Chambers


/s/ John R. Frock           Executive Vice President; Director      May 15, 1996
- --------------------------
John R. Frock


/s/ Peter H. Havens         Director                                May 15, 1996
- --------------------------
Peter H. Havens


/s/ Morgan R. Jones         Director                                May 15, 1996
- --------------------------
Morgan R. Jones


/s/ Janet L. Katz           Director                                May 15, 1996
- --------------------------
Janet L. Katz


/s/ John H. Martinson       Director                                May 15, 1996
- --------------------------
John H. Martinson


/s/ Eugene E. Monaco        Director                                May 15, 1996
- --------------------------
Eugene E. Monaco

                                    EXHIBITS

     Exhibit
     Number      Description
     --------    -----------

     5           Opinion of Counsel re: legality (to be filed by amendment).

     23.1        Consent of Coopers & Lybrand, L.L.P.

     23.2        Consent of Drinker Biddle & Reath ( to be contained within
                 Exhibit 5).